Exhibit 3.1

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.coloradosos.gov.

E-Filed

Colorado Secretary of State
ID#: 20031067720
Document #: 20241846448
Filed on: 08/12/2024 08:00:24 AM
Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number: 20031067720
   (Colorado Secretary of State ID number)

   Entity name: CANNABIS BIOSCIENCE INTERNATIONAL HOLDINGS, INC.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
   ☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are ______________________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

(Last)	(First)	(Middle)	(Suffix)
Miller	Barry	J	

2999 Bloomfield Park Drive
(Street name and number or Post Office Box information)

(City)	(State)	(Postal/Zip Code)
West Bloomfield	MI	48323

(Province – if applicable)	(Country – if not US)
	United States

AMD_PC Page 1 of 2 Rev. 12/20/2016

☐ (If the following statement applies, adopt the statement by marking the box and include an attachment.) This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing. Disclaimer: This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s). AMD_PC Page 2 of 2 Rev. 12/20/2016

Section (b) of ARTICLE VII of the Restated Articles of Incorporation is amended to read as follows: (b) Series B Preferred Stock . There is hereby designated and established a series of preferred stock entitled Series B Preferred Stock (the “Series B Preferred Stock”), the preferences, limitations, and relative rights of which are as follows : (1) Amount and Par Value . The Series B Preferred Stock shall comprise two thousand ( 2 , 000 shares) of preferred stock, which shall be without par value . (2) Rank . The Series B Preferred Stock shall be senior to the Common Stock and the Series A Preferred Stock and shall have such preferences, limitations, and relative rights with respect to a series of preferred stock that may hereafter be designated as the board of directors may determine, provided that the voting rights of the Series B Preferred Stock set forth in Section (b)(6) of this Article VIII shall not be diminished without the unanimous consent of all of the holders of the Series B Preferred Stock . (3) Dividends and Distributions . The Series B Preferred Stock shall not be entitled to receive any dividend or distribution whatsoever . (4) Liquidation . If a Liquidation Event shall occur, the shares of Series B Preferred Stock shall not be entitled to receive any distribution of cash or other property whatsoever . (5) Redemption . The Series B Preferred Stock shall not be redeemable at the option of the holder or the Corporation . (6) Voting . The holders of the Series B Preferred Stock shall vote as a group with the holders of all other classes and series of the Corporation’s capital stock and shall have sixty percent ( 60% ) of the voting power of the Corporation on all matters presented to shareholders for their consideration and action, except that the holders of the Series B Preferred Stock shall vote as a separate voting group on all matters affecting their rights as such or as otherwise specified in the CBCA . (7) Conversion . The holders of Series B Preferred Stock shall have no conversion rights . (8) Certain Actions . No merger, consolidation, sale of all or substantially all of the Corporation’s assets or amendment or restatement of the Articles of Incorporation shall be authorized without the favorable vote of the holders of the Series B Preferred Stock voting as a separate voting group, except in the case of the merger of a subsidiary with and into the Corporation in which the Corporation is the surviving entity . No series of preferred stock having voting rights equal or superior to the voting rights of the Series B Preferred Stock shall be designated without the unanimous vote of all of the holders thereof .